Exhibit 6.1

38625 Calistoga Dr. Suite 200 Murrieta, CA 92563 - P: 951 - F: 951-602-6345 - E: contact@redsparrow360.com - W: www.redsparrow360.com

Management Services Agreement

This Agreement is made effective April 03, 2019, by and between Zabala Farms Group, LLC (“ZFG”), of 38625 Calistoga Dr. Suite 200, Murrieta, California 92563, and Red Sparrow 360, LLC (RS360”), of 38625 Calistoga Dr. Suite 200, Murrieta, California 92563.

RS360 has a background in support services, accounting, data management, record keeping, marketing and branding, direct sales and project management and is willing to provide services to ZFG based on this background.

ZFG desires to have services provided by RS360.

Therefore, the parties agree as follows:

DESCRIPTION OF SERVICES. Beginning on January 15th, 2019, RS360 will provide the following management services (collectively, the "Services"):

a.                ZFG is a holding corporation for Zabala Farms of Salinas. ZFG has no employees at this time, nor will it in the future. Therefore, RS360 will provide supervision of all employees or independent contractors employed by RS360 and Zabala Farms of Salinas on behalf of ZFG. RS360 shall be responsible for all income and payroll tax withholding and reporting. ZFG will:

b.                Advise and notify RS360 of all equipment and supplies necessary to operate the business.

c.                RS360's services will include:

Live members support, working directly with legal counsel, circulation of company updates and financial documentation, providing secure record keeping and C-Level consultation.

RS360 agrees to devote its best effort to the performance of its management services. The parties further agree RS360 will perform such other services as agreed upon by the parties from time to time.

PERFORMANCE OF SERVICES. The way the Services are to be performed and the specific hours to be worked by RS360 shall be determined by RS360. ZFG will rely on RS360 to work as many hours as may be reasonably necessary to fulfill RS360's obligations under this Agreement.

PAYMENT. ZFG will pay a fee to RS360 for the Services based on $40,000.00 per month. This fee shall be payable monthly, no later than the fifteenth day of the month following the period during which the Services were performed.

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38625 Calistoga Dr. Suite 200 Murrieta, CA 92563 - P: 951 - F: 951-602-6345 - E: contact@redsparrow360.com - W: www.redsparrow360.com

EXPENSE REIMBURSEMENT. RS360 shall be entitled to reimbursement from ZFG for all "out-of-pocket" expenses.

SUPPORT SERVICES. ZFG will provide the following support services for the benefit of RS360, including regular updates on farm progress, timely quarterly financials, as well as all relevant data necessary.

NEW PROJECT APPROVAL. RS360 and ZFG recognize that RS360's services will include working on various projects for ZFG. Therefore, RS360 shall obtain the approval of ZFG prior to the commencement of a new project.

TERM/TERMINATION. This Agreement may be terminated by either party upon 30 days written notice to the other party.

RELATIONSHIP OF PARTIES. It is understood by the parties that RS360 is an independent contractor with respect to ZFG and not an employee of ZFG. ZFG will not provide fringe benefits, including health insurance, paid vacation or any other employee benefit, to the betterment of RS360.

DISCLOSURE. RS360 is required to disclose any outside activities or interests, including ownership or participation in the development of prior inventions that conflict or may conflict with the best interests of ZFG. Prompt disclosure is required under this paragraph if the activity or interest is related, directly or indirectly to:

a.                   A product or product line of ZFG.

b.                  Any activity that RS360 may be involved with on behalf of ZFG.

EMPLOYEES. RS360's employees, if any, who perform services for ZFG under this Agreement shall also be bound by the provisions of this Agreement.

INJURIES. RS360 acknowledges RS360's obligation to obtain appropriate insurance coverage for the benefit of RS360 (and RS360's employees, if any). RS360 waives any rights to recovery from ZFG for any injuries that RS360 (and/or RS360's employees) may sustain while performing services under this Agreement and that are a result of the negligence of RS360 or RS360's employees.

ASSIGNMENT. RS360’s obligations under this Agreement may not be assigned or transferred to any other person, firm or corporation without the prior written consent of ZFG.

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38625 Calistoga Dr. Suite 200 Murrieta, CA 92563 - P: 951 - F: 951-602-6345 - E: contact@redsparrow360.com - W: www.redsparrow360.com

INTELLECTUAL PROPERTY. The following provisions shall apply with respect to copyrightable works, ideas, discoveries, inventions, applications for patents and patents (collectively, "Intellectual Property"):

Consultant's Intellectual Property. RS360 does not personally hold any interest in any Intellectual Property.

Development of Intellectual Property. Any improvements to Intellectual Property items listed on Exhibit A, further inventions or improvements, and any new items of Intellectual Property discovered or developed by RS360 (or RS360's employees, if any) during the term of this Agreement shall be the property of RS360. This will be subject to ZFG's right to acquire such Intellectual Property on terms agreeable to RS360 and ZFG. ZFG will not acquire shop rights or interest in any way in such Intellectual Property by virtue of the development, experimentation or adaptation for manufacture, sale, or use.

RETURN OF RECORDS. Upon termination of this Agreement, RS360 shall deliver all records, notes, data, memoranda, models, and equipment of any nature that are in RS360's possession or under RS360's control and that are ZFG's property or relate to ZFG's business.

NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage prepaid, addressed as follows:

IF for ZFG:

Zabala Farms Group, LLC

Jeremy Johnson

Officer

38625 Calistoga Dr. Suite 200

Murrieta, California 92563

IF for RS360:

Red Sparrow 360, LLC

Todd Johnson

CEO

38625 Calistoga Dr. Suite 200

Murrieta, California 92563

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38625 Calistoga Dr. Suite 200 Murrieta, CA 92563 - P: 951 - F: 951-602-6345 - E: contact@redsparrow360.com - W: www.redsparrow360.com

Such address may be changed from time to time by either party by providing written notice to the other in the manner set forth above.

ENTIRE AGREEMENT. This Agreement contains the entire Agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

AMENDMENT. This Agreement may be modified or amended if the amendment is made in writing and is signed by both parties.

SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

APPLICABLE LAW. This Agreement shall be governed by the laws of the State of California.

SIGNATORIES. This Agreement shall be executed on the behalf of Zabala Farms Group, LLC by Jeremy Johnson, its Officer, and on behalf of Red Sparrow 360, LLC by Todd Johnson, its CEO.

Party receiving services:

Zabala Farms Group, LLC

By:   /s/ Jeremy Johnson                                                       4/3/2019

Jeremy Johnson

Officer

Party providing services:

Red Sparrow 360, LLC

By: /s/ Todd Johnson                                                          4/3/2019

CEO

Todd Johnson

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